Exhibit 99.1

PRESS RELEASE

Contacts:	Investors/Media:
Richard G. Chleboski	Jim Buckley
Chief Financial Officer	Executive Vice President
Evergreen Solar, Inc.	Sharon Merrill Associates, Inc.
508-357-2221 x708	617-542-5300
investors@evergreensolar.com	eslr@investorrelations.com
Evergreen Solar Reports Third-Quarter 2005 Results
Company Executes Growth Strategy with Record Revenue and Margins, and Technology Advancements
Marlboro, Massachusetts, November 4, 2005 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the quarter ended October 1, 2005.
“The third quarter was another period of significant accomplishment for Evergreen Solar as we pursue our vision of becoming the low-cost provider in the solar industry,” said Richard M. Feldt, President and Chief Executive Officer. “We achieved record product revenue at our Marlboro facility of $11.1 million, with gross margins of 10.4%. We made good progress on our research and development programs, and plan to begin converting our Marlboro factory to our thin wafer manufacturing process by year end. We also ordered five Quad ribbon production prototype furnaces to further the development of that platform.”
“The state-of-the-art 30-megawatt manufacturing plant we are constructing in Thalheim, Germany through our EverQ venture remains firmly on schedule,” Feldt continued. “The construction phase moved rapidly in the third quarter as we broke ground in July and celebrated the plant’s roof closing in October. Hiring and training for this facility are progressing extremely well. In order to accelerate the start up of the Thalheim plant, we are shipping 10 furnaces to an offsite location in Thalheim this month. These will be used to train our EverQ employees and provide wafers for use in the startup of our cell and module lines.”

Evergreen Solar Reports Third-Quarter 2005 Results
November 4, 2005

Third-Quarter 2005 Financial Results
For the quarter ended October 1, 2005, product revenues were $11.1 million, nearly double the $5.6 million reported for the third quarter of 2004 and an increase of 4 percent from the $10.7 million reported in the second quarter of 2005. For the third quarter of 2005, Evergreen Solar achieved positive product gross margin of 10.4 percent. This compares with negative 29.0 percent for the third quarter of 2004 and positive 6.2 percent in the second quarter of 2005.
Net loss attributable to common stockholders for the third quarter of 2005 was $4.6 million, or $0.07 per share, compared with a net loss of $4.6 million, or $0.10 per share, for the third quarter of 2004. For the third quarter of 2005, weighted average shares outstanding were approximately 61.2 million. Third-quarter 2004 earnings per share figures were based on approximately 47.5 million weighted average shares outstanding.
Business Outlook & Financial Guidance
“Demand for solar energy continues to strengthen worldwide and is expected to exceed supply for the foreseeable future,” Feldt said. “Evergreen Solar is capitalizing on this growth while investing in ongoing technology initiatives. In Marlboro, we will continue to advance toward full production implementation of our promising thin wafer technology.”
“In Thalheim, we remain on track with our aggressive construction schedule. We anticipate installing our first pieces of manufacturing equipment in the facility by the end of 2005. We expect to begin manufacturing our first wafers in the Thalheim plant in the first quarter of 2006, with full-scale production slated to commence during the summer of 2006.”
Conference Call Information
Management will conduct a conference call at 10:00 a.m. (ET) this morning to review the Company’s third-quarter financial results and highlights. Those interested in listening to the live webcast should log on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.
The call also can be accessed by dialing (719) 457-2727 or (800) 474-8920 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 1:00 p.m. (ET) on November 4 through midnight (ET) on November 10 at (719) 457-0820 or (888) 203-1112 (passcode: 6795498), or by visiting the Company’s website.

Evergreen Solar Reports Third-Quarter 2005 Results
November 4, 2005

About Evergreen Solar, Inc.
Evergreen Solar, Inc. (Nasdaq: ESLR) develops, manufactures and markets solar power products using the Company’s proprietary low-cost manufacturing technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include complete power systems for electric utility customers choosing to generate their own environmentally benign power, as well as wireless power for remote homes, water pumping, lighting and rural electrification. For more information, visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
A Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The Company cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to demand for solar energy; the Company’s EverQ expansion strategy; the Company’s goal of becoming the low-cost producer of solar power products; the Company’s goal of transitioning to thin wafer production and the expected timing of such transition; the Company’s plans and expected timing of the completion of the EverQ facility; the Company’s plans and expected timing of the installation of furnaces and equipment in the EverQ facility; and expected timing of the EverQ facility becoming fully operational. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the conditions to which any German government grant is subject, which includes, but is not limited to, receipt of European Union approval; the risk that any German government grant that has or may be approved is subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources; the success of EverQ is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells; the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis

Evergreen Solar Reports Third-Quarter 2005 Results
November 4, 2005

at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the partner’s business, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2005 and the Company’s most recent Quarterly Report on Form 10-Q filed with the SEC on August 11, 2005 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Evergreen Solar Reports Third-Quarter 2005 Results
November 4, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,	October 1,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$5,379	$74,332
Marketable securities	6,563	53,163
Accounts receivable, net of allowances for doubtful accounts and sales discounts of $84 and $76 at December 31, 2004 and October 1, 2005, respectively	6,166	5,322
Inventory	2,906	3,733
Interest receivable	57	210
Prepaid inventory	—	1,046
Other current assets	1,411	1,779

Total current assets	22,482	139,585

Long-term investments	—	2,949
Deposits on fixed assets in production	—	15,842
Restricted cash	414	2,436
Deferred financing costs	—	2,967
Fixed assets, net	26,825	37,878

Total assets	$49,721	$201,657

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,074	$8,032
Short term borrowings	1,500	1,500
Accrued employee compensation	1,187	1,413
Accrued debt interest	—	1,017
Accrued warranty	705	705
Other accrued expenses	1,295	1,628
Deferred revenue	440	—

Total current liabilities	8,201	14,295

Long term debt	—	90,000

Total liabilities	8,201	104,295

Minority interest in EverQ	—	5,964

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 47,541,823 and 61,318,229 issued and outstanding at December 31, 2004 and October 1, 2005, respectively	475	613
Additional paid-in capital	116,764	179,803
Accumulated deficit	(75,693)	(87,968)
Accumulated other comprehensive loss	(26)	(1,050)

Total stockholders’ equity	41,520	91,398

Total liabilities and stockholders’ equity	$49,721	$201,657

Evergreen Solar Reports Third-Quarter 2005 Results
November 4, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Year-to-date Period Ended
	September 30,	October 1,	September 30,	October 1,
	2004	2005	2004	2005
Revenues:
Product revenues	$5,604	$11,092	$12,975	$32,059
Research revenues	369	94	861	328

Total revenues	5,973	11,186	13,836	32,387

Operating expenses:
Cost of product revenues	7,230	9,934	20,945	29,887
Research and development expenses, including cost of research revenues	1,335	3,065	3,233	8,037
Selling, general and administrative expenses	2,126	3,115	5,460	8,067

Total operating expenses	10,691	16,114	29,638	45,991

Operating loss	(4,718)	(4,928)	(15,802)	(13,604)

Other income	111	55	230	696

Net loss before minority interest	(4,607)	(4,873)	(15,572)	(12,908)

Minority interest in EverQ loss	—	310	—	633

Net loss	(4,607)	(4,563)	(15,572)	(12,275)

Dividends and accretion on Series A convertible preferred stock	—	—	(2,904)	—

Net loss attributable to common stockholders	$(4,607)	$(4,563)	$(18,476)	$(12,275)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.10)	$(0.07)	$(0.66)	$(0.21)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	47,523	61,178	28,187	59,049